UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2012

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 12, 2012, Hoku Corporation (the “Company”) received written notice from The Nasdaq Stock Market indicating that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share required for continued inclusion on The Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). The notification letter states that the Company will be afforded 180 calendar days, or until July 10, 2012, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of the Company’s common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days.

NASDAQ’s letter further states that if the Company does not regain compliance with the minimum bid price requirement, it may be eligible for additional time under NASDAQ Marketplace Rule 5810(c)(3)(A)(ii) for an additional 180 day period if it submits, no later than July 10, 2012, an application to transfer its common stock to the NASDAQ Capital Market.  The Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards of the NASDAQ Capital Market, with the exception of the minimum bid price requirement, and will need to provide written  notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary.  NASDAQ staff will make a determination of whether it believes the Company will be able to cure this deficiency, or should the Company determine not to submit a transfer application to the NASDAQ Capital Market, NASDAQ will provide written notification to the Company that its common stock will be subject to delisting from the NASDAQ Global Market.  At that time, the Company may appeal NASDAQ’s decision to a NASDAQ Hearings Panel.

The Company intends to actively monitor the bid price for its common stock between now and July 10, 2012, and will consider all available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 13, 2012

Hoku Corporation

By:	/s/ Scott Paul
Scott Paul
Chief Executive Officer